Exhibit 99.1

To Our Shareholders:

It is our pleasure to present you with this report on Citizens Financial Corp.’s financial performance for the first quarter of 2006 and its financial condition as of March 31, 2006.

Net income for the quarter was $570,000, well in excess of the $375,000 earned in the first quarter of 2005. This improvement is primarily the result of higher net interest income although noninterest income also rose. Overhead costs were well contained despite significant one time fees related to our conversation to a new third party data processor. On an ongoing basis, the switch to our new processor could save as much as $200,000 annually.

Our higher earnings allowed our return on average assets to rise to .97% and our earnings per share to increase to $0.31. As a result, we were able to increase our dividend to $0.12 per share from $0.10 per share.

As expected, asset growth slowed in the first quarter. At March 31, 2006, our total assets were $237.2 million compared to $238.1 million at year-end. Nonetheless, loans increased by nearly $4.5 million to $156.6 million. We funded this growth by reducing our holdings of fed funds sold and investment securities.

During the first quarter, we declared a stock split in the form of a 200% stock dividend in an effort to improve the liquidity and value of your investment in Citizens. You should have already received your additional shares of stock resulting from the action. In addition, we rolled out a new advertising campaign built around traditions we proudly maintain. Clearly the first quarter was busy but we are anxious to move forward. Many challenges, including a move to check imaging, remain. As we continue to build a premier quality bank, we thank you for your continuing support.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover
Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION-(Unaudited)

	March 31,
	2006	2005
ASSETS

Cash and due from banks	$5,787,056	$4,820,815
Federal funds sold	36,854	297,792
Securities available for sale	64,433,235	57,558,925
Loans, less allowance for loan losses of $1,701,966 and $1,447,057, respectively	156,595,384	143,206,919
Premises and equipment	4,165,767	4,208,388
Accrued interest receivable	1,418,457	1,145,513
Other assets	4,822,311	4,446,566

Total assets	$237,259,064	$215,684,918

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$26,174,331	$23,889,889
Interest bearing	159,504,224	147,088,943

Total deposits	185,678,555	170,978,832
Short-term borrowings	24,187,320	19,444,577
Long-term borrowings	4,628,929	3,462,411
Other liabilities	2,833,297	1,819,727

Total liabilities	217,328,101	195,705,547

Common stock, authorized 2,250,000 shares of $2.00 par value, issued 2,250,000 and 750,000 shares, respectively	4,500,000	1,500,000
Additional paid in capital	—	2,100,000
Retained earnings	20,152,540	19,838,142
Treasury stock, at cost, 396,036 and 126,087 shares, respectively	(3,375,393)	(3,085,319)
Accumulated other comprehensive income	(1,346,184)	(373,452)

Total shareholders’ equity	19,930,963	19,979,371

Total liabilities and shareholders’ equity	$237,259,064	$215,684,918

STATEMENTS OF INCOME-(Unaudited)

	Three months ended March 31,
	2006	2005
INTEREST INCOME

Interest and fees on loans	$3,013,790	$2,465,032
Interest and dividends on securities:
Taxable	545,396	392,331
Tax-exempt	74,986	82,090
Interest on federal funds sold	22,388	25,440

Total interest income	3,656,560	2,964,893

INTEREST EXPENSE

Interest on deposits	1,032,987	691,042
Interest on short-term borrowings	146,034	90,625
Interest on long-term borrowings	47,691	24,655

Total interest expense	1,226,712	806,322

Net interest income	2,429,848	2,158,571
Provision for loan losses	103,001	103,000

Net interest income after provision for loan losses	2,326,847	2,055,571

NONINTEREST INCOME

Trust department income	47,580	51,189
Service fees	189,602	170,960
Insurance commissions	4,080	960
Securities gains/(losses)	(17,694)	—
Brokerage income	30,698	21,749
Secondary market loan fees	33,190	14,732
Other	91,862	63,822

Total noninterest income	379,318	323,412

NONINTEREST EXPENSE

Salaries and employee benefits	937,079	967,771
Net occupancy expense	89,860	85,184
Equipment rentals, depreciation and maintenance	120,584	118,403
Data processing	224,303	165,660
Director fees	63,549	55,748
Postage expense	46,475	44,448
Professional service fees	63,599	59,065
Stationery	38,229	39,518
Purchased Software	45,693	65,805
Other	246,897	229,420

Total noninterest expense	1,876,268	1,831,022

Income before income taxes	829,897	547,961
Income tax expense	259,453	172,757

Net income	$570,444	$375,204

Basic and fully diluted earnings per common share	$0.31	$0.20

Average common shares outstanding	1,853,964	1,871,739

Dividends per common share	$0.12	$0.10

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT

Chairman of the Board

ROBERT J. SCHOONOVER

President and Chief Executive Officer

WILLIAM T. JOHNSON, JR.

Vice President

THOMAS K. DERBYSHIRE, CPA

Vice President and Treasurer

LEESA M. HARRIS

Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

WILLIAM T. JOHNSON, JR.

CYRUS K. KUMP

ROBERT J. SCHOONOVER

L.T. WILLIAMS

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

WILLIAM T. JOHNSON, JR.

DICKSON W. KIDWELL

CYRUS K. KUMP

FRANKLIN M. SANTMYER, JR.

ROBERT J. SCHOONOVER

THOMAS A. WAMSLEY

L. T. WILLIAMS

C. CURTIS WOODFORD

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus